CUSIP No. 366505 105

Exhibit 1

Joint Filing Agreement

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows that such information is inaccurate.

Dated: December 21, 2020

JEFFREY A. Altman

/s/ Jeffrey A. Altman

Jeffrey A. Altman, (i)

individually, (ii) as managing member of Owl Creek Advisors, LLC, (x) for itself and (y) as general partner of Owl Creek Credit Opportunities Master Fund, L.P. and (iii) as managing member of the general partner of Owl Creek Asset Management, L.P., (x) for itself and (y) as investment manager to Owl Creek Credit Opportunities Master Fund, L.P.